EXHIBIT 99.1

Rudolph Announces Ruling in Litigation with ITC
Supreme Court denies Writ of Certiorari

Flanders, NJ (June 30, 2014) ─ Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, today announced a ruling by the U.S. Supreme Court in the patent infringement lawsuit brought by Integrated Technology Corporation (ITC).

The Supreme Court denied Rudolph’s petition for writ of certiorari in Integrated Technology Corporation et al. v. Rudolph Technologies, Inc., in which Rudolph appealed the ruling by the U.S. Court of Appeals for the Federal Circuit affirming a jury's award of $7.68 million for the infringement of ITC’s patent by probe card test and analysis products sold prior to Rudolph’s acquisition of the relevant product lines. In addition to the $4.3 million accrued by the Company for this litigation, Rudolph will pay ITC an additional $6.3 million to satisfy the judgment and related interest charges. While attorney fees in the amount of an additional $3.25 million continue to be contested, Rudolph has reserved for the full amount.

“We are disappointed with this ruling, but are reconciled to the result. With this decision, Rudolph looks toward moving forward once this litigation is fully resolved,” said Robert Koch, Rudolph's vice president and general counsel.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include projections related to the protection of its intellectual property as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, results of future litigation and the challenges presented related to the enforcement of its patents. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Contacts:
Rudolph: Investors: Steven R. Roth 973.448.4302, steven.roth@rudolphtech.com
Guerrant Associates Laura Guerrant-Oiye Principal 808.882.1467, lguerrant@guerrantir.com
Trade Press: Amy Pauling 952.259.1794, amy.pauling@rudolphtech.com